Exhibit 10(iv)

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), entered into this 14 day of December, 1996, between UNITED DOMINION REALTY TRUST, INC., a Virginia corporation (the "Company") and JOHN S. SCHNEIDER (the "Executive"), recites and provides as follows:

                                R E C I T A L S:

A. On October 1, 1996, the Company and South West Property Trust Inc., a Maryland corporation ("South West"), and others entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which South West would merge with and into a wholly owned subsidiary of the Company.

B. The Executive and South West are parties to an Employment Agreement dated as of January 1, 1995, and amended January l, 1996 (the "South West Employment Agreement").

C. The South West Employment Agreement automatically terminates as the last day of the month in which South West merges with another entity and South West is not the survivor, and the Company and the Executive wish to replace the South West Employment Agreement with this Agreement.

D. This Agreement is delivered pursuant to Section 3.2 of the Merger Agreement and shall automatically terminate in the event the transactions contemplated by the Merger Agreement are not consummated within the time set forth therein.

                                   AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and undertakings hereinafter set forth, and the payments to be made to the Executive hereunder and as a result of the execution of the Merger Agreement, the parties hereto agree as follows:

1. Position and duties.

a. The Company shall employ the Executive as Executive Vice President of the Company, subject to the supervision of the President or the Board of Directors of the Company (the "Board"). In this capacity, the Executive shall initially also serve on the Executive and Investment Committees of the Company.

b. The Executive agrees to serve the Company as a full time executive officer with duties and authority as set forth in the Company's by-laws or as otherwise prescribed by the Board, the President, or such other senior officer prescribed by the Board. The Executive shall devote such time, attention, skill, and efforts to the performance of his duties as a Company executive as shall be required therefore, all under the supervision and direction of the Board, the President, or such other senior officer prescribed by the Board. The Executive agrees that during the period of his employment he will not, without the consent

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of the Board, have any other (i) real estate investment trust affiliations, or
(ii) corporate affiliations that interfere with the ability of the Executive to perform his duties for the Company or comply with the covenants under this Agreement.

2. Term of Agreement.

This Agreement will take effect as of the closing of the transaction contemplated by the Merger Agreement and will continue for a period of one (1) year unless sooner terminated in accordance with Section 4. This Agreement shall automatically renew for successive one (1) year periods unless otherwise terminated in accordance with Section 4.

3. Compensation and Benefits.

a. Base Salary. The Executive's pay will not be less than $25O,000 per year, payable in accordance with the Company's regular payroll practices.

b. Incentive Compensation. The Executive will participate in the management incentive plan adopted by the Compensation Committee of the Board (the "Compensation Committee"), as may be modified from time to time, which plan is currently tied to the annual performance of the Company as measured by the increase in funds from operations per share from the prior year. The Executive shall also be entitled to participate in any other bonus plan approved by the Board, which may initially include a bonus that is based upon the Executive meeting certain performance goals and objectives. The Executive acknowledges that the Board may elect to terminate incentive compensation for all executives at any time.

c. Benefit Plans. The Executive will be eligible to participate in any and all the employee benefit plans, medical insurance plans, retirement plans, and other benefit plans in effect for employees in similar positions at the Company (the "Company Plans"). Such participation shall be subject to the terms of the applicable plan documents and the Company's generally applied policies. In addition, the Executive acknowledges that the Company may elect to terminate the Company Plans. With respect to the 401(k) Plan and Profit Sharing Plan of the Company, the Executive shall be credited with his time of employment with South West or its predecessors.

d. Automobile. The Executive will receive an automobile allowance payable in accordance with the Company's regular practices, which for 1997 for an Executive Vice President of the Company is $8,300. The Executive's automobile allowance shall be reviewed annually in accordance with the Company's policies. The Executive acknowledges that the Company may elect to terminate the automobile allowance for all executive officers at any time.

e. Option Plan. The Executive will be entitled to participate in the Company's 1982 Stock Option Plan on the same basis as similarly situated executive officers of the Company. During 1997, the Executive will be granted options to purchase 30,000 shares of common stock of the Company (the "Options"), which

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will vest as of December 31, 1997, provided the Executive has been employed continuously through the initial term of this Agreement. The exercise price of the Options shall be the closing sale price of shares of common stock of the Company on the New York Stock Exchange on January 2, 1997.

f. Stock Loan Plan. The Executive will be entitled to participate in the Company's 1991 Officers Stock Purchase and Loan Plan on the same basis as similarly situated executive officers of the Company. During 1997, the Executive will be offered the opportunity, to purchase up to 10,000 shares of common stock of the Company, pursuant to the referenced Stock Purchase and Loan Plan. The shares shall be granted at the closing sale price of common stock of the Company on the New York Stock Exchange on January 2, 1997. The Executive acknowledges that the purchase of shares pursuant to the referenced Stock Purchase and Loan Plan is subject to shareholder approval, which shall be submitted for approval at the 1997 annual meeting of shareholders of the Company.

g. Travel. It is contemplated that the Executive will be required to incur travel and entertainment expense in the interests and on behalf of the Company and in furtherance of its business. The Executive agrees to comply with the travel and entertainment guidelines of the Company, which may be modified from time to time. The Company at the end of each month during the period of this Agreement will, upon submission of appropriate bills or vouchers, pay all such expense incurred by the Executive during such month, such payment to be made either directly to the payee named in such bills or vouchers, or to the extent paid by the Executive, by reimbursement of the Executive: The Executive agrees to maintain adequate records, in such detail as the Company may reasonably request, of all expenses to be reimbursed by the Company hereunder and to make such records available for inspection as and when reasonably requested by the Company.

4 Termination of Agreement.

a. Change of Control. This Agreement may be terminated by either party, by written notice to the other, in the event of (i) the merger or consolidation of the Company with any other real estate investment trust, corporation or other business entity, in which the Company is not the survivor, (ii) the transfer or sale of all or substantially all of the assets of the Company other than to an affiliate or subsidiary of the Company, (iii) the liquidation of the Company, or
(iv) the acquisition by any person or by a group of persons acting in concert, of more than 25% of the outstanding voting securities of the Company, which results in the resignation or addition of three (3) or more members of the Board.

b. Incapacity; Death. This Agreement may be terminated by the Company, by notice to the Executive or his personal representative given at least thirty (30) days prior to the effective date specified therein, in the event that the Executive shall be unable to perform his duties hereunder for a period of more than three consecutive months as a result of illness or incapacity. This Agreement shall terminate on the death of the Executive.

c. Without Cause. This Agreement may be terminated by the Company, without cause, by notice given to the Executive on or before October 1, of each year, with the effective date of such termination being December 31 of the same year.

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d. Severance Compensation. Upon termination of this Agreement pursuant to
Section 4 (a), 4(b) or 4(c), the Company shall pay to the Executive or his legal representative, certain compensation (the "Severance Compensation") as follows:

(1) First Three Years. If the termination is prior to January 1, 2000, the Executive shall be paid thirteen (13) weeks of base salary and automobile allowance, and the Company shall continue in effect for a period of thirteen
(13) weeks after the effective date of the Executive's termination, all health/life/disability insurance coverage provided to the Executive and his immediate family on the day immediately prior to the date of notice of termination or, if the Executive shall so elect, the Company shall pay to the Executive an amount equal to the premium, or portion thereof allocable to the Executive for providing such coverage, provided, however, if such coverage cannot be continued by the Company, the Company shall pay to the Executive an amount sufficient for the Executive to obtain substantially similar coverage for a period of thirteen (13) weeks after the effective date of termination.

(2) Three to Ten Years. If the termination is after January 1, 2000 and prior to January 1, 2007, the Executive shall be paid twenty-six (26) weeks of base salary and automobile allowance, and the Company shall continue in effect for a period of twenty-six (26) weeks after the effective date of the Executive's termination, all health/life/disability insurance coverage provided to the Executive and his immediate family on the day immediately prior to the date of notice of termination or, if the Executive shall so elect, the Company shall pay to the Executive an amount equal to the premium, or portion thereof allocable to the Executive for providing such coverage, provided, however, if such coverage cannot be continued by the Company, the Company shall pay to the Executive an amount sufficient for the Executive to obtain substantially similar coverage for a period of twenty-six (26) weeks after the effective date of termination.

(3) Ten or More Years. If the Termination is after January 1, 2007, the Executive shall be paid fifty-two (52) weeks of base salary and automobile allowance, and the Company shall continue in effect for a period of fifty-two
(52) weeks after the effective date of the Executive's termination, all health/life/disability insurance coverage provided to the Executive and his immediate family on the day immediately prior to the date of notice of termination or, if the Executive shall so elect, the Company shall pay to the Executive an amount equal to the premium, or portion thereof allocable to the Executive for providing such coverage, provided, however, if such coverage cannot be continued by the Company, the Company shall pay to the Executive an amount sufficient for the Executive to obtain substantially similar coverage for a period of fifty-two (52) weeks after the effective date of termination.

(4) Incentive Compensation. If the termination is on or after January 1, 1998, the Executive shall also be entitled to a pro-rata portion of incentive compensation, if any, earned by the Executive pursuant to the second sentence of
Section 3(b) of this Agreement, which compensation shall be paid no later than forty-five (45) days after the end of the Company's fiscal year.

(5) Severance Compensation Reduction. In the event termination is pursuant to
Section 4 (b) of this Agreement, Severance Compensation shall be reduced by the

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amount of any life insurance proceeds or disability insurance payments, as appropriate, payable to the Executive or his personal representative or other beneficiary as provided by this Agreement.

(6) Timing. The Company shall pay to the Executive or his legal representative the sums payable to such Executive or his legal representative on account of the portion of Severance Compensation consisting of base salary and automobile allowance within fifteen (15) days after the earlier to occur of (i) the effective date of termination or (ii) the date the Executive is no longer expected to perform full time duties for the Company.

e. By the Executive. This Agreement may be terminated by the Executive, upon notice given at least ninety (90) days before the effective date of termination. In such event, the Executive shall not be entitled to any compensation under this Agreement for any period not worked after the termination date.

f. For Cause. The Company may terminate this Agreement with cause by providing a written notice to the Executive. In such event, the Executive shall not be entitled to any compensation under this Agreement for the period after the termination date, and any compensation paid to the Executive shall be net of any sums owed by the Executive to the Company as a result of the act for which the employment of the Executive was terminated. The circumstances under which the Company will be deemed to have cause to terminate this Agreement include the following:

(1) The Executive is convicted of or pleads nolo contendere to any crime, other than a traffic offense or misdemeanor not involving moral turpitude;

(2) The Executive shall commit, with respect to the Company, an act of fraud or embezzlement or shall have been grossly negligent in the performance of his duties hereunder;

(3) The Executive engages in gross dereliction of duties, refusal to perform assigned duties consistent with his position, or repeated violation of the Company's policies after written warning or

(4) The Executive engages in drug abuse.

g. Consulting Services. Upon termination of this Agreement, the Executive shall, for a period of up to one year following the effective date of termination, render such advisory or consulting services to the Company as it may reasonably request, taking into account the Executive's health, business commitments, geographical location and other relevant circumstances. The intent of this paragraph is not to obligate the Executive to perform any day-to-day duties for the Company following termination of his employment but only to assist management in effecting a smooth transition of the functions or projects for which the Executive was responsible while an employee of the Company. Should the Executive fail to render such advisory or consulting services, after 30 days' prior written notice to the Executive and the Executive's failure to commence the rendering of such service, the Company's sole remedy shall be to terminate any insurance coverages the Company is maintaining.

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h. Survival. Notwithstanding the termination of this Agreement, the Executive acknowledges that he shall continue to be bound by the covenants in Sections 5 and 6 of this Agreement. The Executive shall not be entitled to any Severance Compensation or benefits for any period he is in violation of the covenants in Sections 5 or 6.

5. Covenant to Maintain Confidentiality.

a. The Executive acknowledges that because of his proposed employment with the Company, he will be exposed to and learn a substantial amount of information which is proprietary and confidential to the Company, whether or not he develops or creates such information. The Executive further acknowledges that because of his employment with South West, he was exposed to and learned a substantial amount of information which is proprietary and confidential to South West, whether or not he developed or created such information. The Executive acknowledges that such proprietary and confidential information may include, but is not limited to, acquisition or merger information; development projects; business or investment opportunities; client lists; or any other information of a similar nature made available to the Executive and not known in the trade in which the Company is engaged, which, if misused or disclosed, could adversely affect the business or standing of the Company. Confidential information shall not include information that is generally known or generally available to the public through no fault of the Executive.

b. The Executive agrees that except as required by law, he will not at any time divulge to any person, agency, institution, company or other entity any information which he knows or has reason to believe is proprietary or confidential to the Company, including but not limited to the types of information described in Section 5(a), or use such information to the competitive disadvantage of the Company. The Executive agrees that his duties and obligations under this Section 5 will continue for 12 months from the termination of his employment or as long as such information remains proprietary or confidential to the Company.

6. Non-Competition and Non-Solicitation Covenants

a. The Executive acknowledges that i) he will be employed as a high-level employee in an executive and managerial capacity; ii) his employment with the Company gives him access to confidential and proprietary information concerning the Company; iii) his prior employment with South West gave him access to confidential and proprietary information concerning South West; iv) the agreements and covenants contained in this Section 6 (the "Covenants") are essential to protect the business of the Company and to protect the Company's investment in South West; and v) the Executive is to receive consideration pursuant to this Agreement and the Merger Agreement.

b. During the period of the Executive's employment, the Executive agrees that he will not, on behalf of anyone other than the Company, engage in any managerial, executive, sales, or marketing activities related to any business in which the Company is or becomes engaged during the Executive's employment. The Executive acknowledges the competitive nature of the business and the extensive geographic markets served by the Company. The Executive acknowledges that because of his

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position with the Company his duties will require him to perform, supervise, or assist in performing work throughout the markets served by the Company. The Executive further acknowledges that because of his position with the Company and the broad scope of his duties, he will be in a position to cause substantial harm to the Company were he to compete in the business of the Company or any other business in which the Company is or becomes engaged during Executive's employment in the Company's markets. Given the broad scope of Executive's duties, he acknowledges that the geographic scope of the covenants in this paragraph shall be limited to the continental United States.

c. Should the Executive (i) be terminated with or without cause following the first 90 days of this Agreement, or (ii) resign from his employment or otherwise terminate this Agreement at any time, he agrees that for a twelve (12) month period following the termination of his employment with the Company, the Executive shall not hire or solicit any employee of the Company employed at the time of his termination, or encourage any such employee to leave such employment.

d. If the Executive commits a material breach of, the Covenants, the Company shall have the rights and remedy (in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity) to seek injunctive relief, including permanent injunctions; (ii) to have the Covenants specifically enforced by any court of competent jurisdiction (it being agreed that any breach or threatened breach of the Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and (iii) to cease any severance payments or benefits which the Executive or his eligible dependents may otherwise be due.

e. The Executive agrees that the Covenants are necessary for the reasonable and proper protection of the Company and that the Covenants are reasonable in respect of subject matter, length of time, and geographic scope. The Executive further acknowledges that the Covenants will not unreasonably restrict him from earning a livelihood following the termination of his employment with the Company.

f. If any court of competent jurisdiction determines that the Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. In such event, the court shall have the power (and the parties hereto request the court) to reduce or modify the duration or scope, or any other unenforceable aspect of such provision, as the case may be, and, in its reduced or modified form, enforce such provision to the maximum extent permissible.

g. The provisions of this Section 6 so far as they relate to the period after the end of the term of this Agreement shall continue to have effect and shall operate as a separate agreement between the Company and the Executive, provided, however, that the provisions of Section 6 (b) shall terminate.

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 7. Successors and Assigns.

a. The Executive acknowledges and agrees that this Agreement is a contract for his personal services, he is not entitled to assign, subcontract, or transfer any of the obligations imposed or benefits provided under this Agreement.

b. This Agreement shall be binding on and will inure to the benefit of any successors or assigns of the Company.

8. Construction of Agreement

a. This Agreement contains the complete agreement between the Executive and the Company with respect to its subject matter. This Agreement supersedes all previous and contemporaneous agreements, negotiations, commitments, writings, and undertakings, and, effective as of the closing of the transactions contemplated by the Merger Agreement, the South West Employment Agreement shall terminate.

b. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court having jurisdiction in the Commonwealth of Virginia.

c. This Agreement may be modified or waived only by a writing signed by both parties.

d. Any waiver of a breach of this Agreement will not constitute a waiver of any future breach, whether of a similar or dissimilar nature.

e. The provisions of this Agreement shall be severable. If any court or agency with authority to do so should determine that any part of this Agreement is legally invalid, the remainder of this Agreement shall remain in effect. The parties intend for this Agreement to be enforceable to the fullest extent permitted by law.

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WE AGREE TO THIS:

UNITED DOMINION REALTY TRUST, INC.,
a Virginia corporation

By: /s/ John P. McCann
Its: President

EXECUTIVE

/s/ John S. Schneider
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John S. Schneider